CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTING  FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2013, relating to the financial statements and financial  highlights of PSI Market Neutral Fund, PSI Total  Return Fund, PSI Strategic Growth Fund and PSI Tactical Growth Fund, each a series ofNorthern Lights Fund Trust, for the year ended June 30, 2013, and to the references to our firm under  the  headings  "Financial   Highlights"   in  the  Prospectus  and  "Independent   Registered   Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

October 28, 2013

COHEN FUND AUDIT SERVICES, LTD.  I CLEVELAND  I COLUMBUS  I MILWAUKEE  I 216.649.1700

cohenfund.com

Registered with the Public Company Accounting Oversight Board.